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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G

            INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. ______)*

                        AWARD SOFTWARE INTERNATIONAL, INC.
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                                (Name of Issuer)

                                   COMMON STOCK
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                         (Title of Class of Securities)

                                  054531 10 8
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                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 054531 10 8                   13G                   Page 2 of 4 Pages


   1      NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Sun Corporation
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

            Japan
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                       5      SOLE VOTING POWER
      NUMBER OF                 424,797
       SHARES          --------------------------------------------------------
     BENEFICIALLY      6     SHARED VOTING POWER
      OWNED BY                 0
        EACH           --------------------------------------------------------
      REPORTING        7     SOLE DISPOSITIVE POWER
     PERSON WITH               424,797
                       --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             424,797
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            6.5%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*
            00
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



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ITEM 1.

      (a)        Name of Issuer: AWARD SOFTWARE INTERNATIONAL, INC.

      (b)        Address of Issuer's Principal Executive Offices:

                 777 EAST MIDDLEFIELD ROAD
                 MOUNTAIN VIEW, CA 94043

ITEM 2.

      (a)        Name of Person Filing: SUN CORPORATION

      (b)        Address of Principal Business Office or, if None, Residence:

                 250 ASAHI, KOCHINO-CHO
                 KONAN CITY, AICHI 483
                 JAPAN

      (c)        Citizenship: JAPAN

      (d)        Title of Class of Securities: COMMON STOCK

      (e)        CUSIP Number: 054531 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

      (a)        [ ]      Broker of dealer registered under Section 15 of the
                          Act,

      (b)        [ ]      Bank as defined in Section 3(a)(6) of the Act,

      (c)        [ ]      Insurance Company as defined in Section 3(a)(19) of
                          the Act,

      (d)        [ ]      Investment Company registered under Section 8 of the
                          Investment Company Act,

      (e)        [ ]      Investment Adviser registered under Section 203 of
                          the Investment Advisers Act of 1940,

      (f)        [ ]      Employee Benefit Plan, Pension Fund which is subject
                          to the provisions of the Employee Retirement Income
                          Security Act of 1974 or Endowment Fund; see
                          13d-1(b)(1)(ii)(F),

      (g)        [ ]      Parent Holding Company, in accordance with Rule
                          13d-1(b)(ii)(G); see Item 7,

      (h)        [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                 NOT APPLICABLE.

ITEM 4.  OWNERSHIP

      If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

      (a)        Amount Beneficially Owned: 424,797





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      (b)        Percent of Class: 6.5%

      (c)        Number of shares as to which such person has:

              (i)         sole power to vote or to direct the vote: 424,797
             (ii)         shared power to vote or to direct the vote: 0
            (iii) sole power to dispose or to direct the disposition of: 424,797
             (iv) shared power to dispose or to direct the disposition of: 0


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                 Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                 Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                 Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                 Not applicable.

ITEM 10.         CERTIFICATION

                 Not applicable.


                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 13, 1997
                                       ----------------------------------------
                                       Date


                                       /s/ Masami Maeda
                                       ----------------------------------------
                                       Masami Maeda, President